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                                                                   EXHIBIT 10.23



                                REMEDYTEMP, INC.


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                         Effective As of October 1, 2001

Mr. Greg Palmer
26481 Broken Bit Lane
Laguna Hills, CA 92653

Dear Greg:

         To reflect the Compensation Committee of the Board of Directors and the Board of Directors' favorable impression of Mr. Palmer's performance as President and Chief Executive Officer of RemedyTemp, Inc. ("Remedy" or the "Company") and after considering objective market data, Remedy and Palmer now mutually desire to amend and restate that certain Employment Letter Agreement dated December 16, 1997, modified by that certain Amendment No. 1 to the Employment Letter Agreement effective on January 18, 2001(the "Employment Agreement").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, effective as of October 1, 2001 (the "Effective Date"), the parties hereto agree as follows:

         1. POSITION. You will be employed as the President and Chief Executive Officer of the Company, subject to the direction, control of, and reporting to, the entire Board of Directors of the Company (the "Board"). Additionally, the Executive Committee of the Board shall continue to assist you in performing your duties and to review your performance with the Board. Such Executive Committee shall consist of only non-employee, non-officer directors. You agree to devote your full business time and energies to the business and affairs of the Company, to use your best efforts, skill and abilities to promote the Company's interests and to perform your duties in accordance with policies, standards and practices established from time to time by the Board or a committee thereof. Your duties may also include serving as an officer and/or director of any subsidiaries or other affiliates of the Company as reasonably requested. While employed by the Company, you agree that you will not render services to others or engage in any other activities that would interfere with or prevent your fulfilling your obligations to the Company. You agree that you will not serve on any boards of directors without the prior written approval of the Board.

         2. BASE SALARY. Your base salary will be at the annual rate of not less than $480,000 per annum. The amount of your base salary may be increased annually at the discretion of the
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Compensation Committee of the Board. Your salary will be payable on the same date as salaries to other executives of the Company are paid.

         3. INCENTIVE COMPENSATION. In addition to your base salary, you may be paid a cash bonus at such time bonuses are paid to officers of the Company in an amount to be determined by the sole discretion of the Compensation Committee of the Board; provided, however, that there will be a maximum bonus level of 60% of your base salary with no minimum bonus level. The exact amount of your bonus will be based upon your satisfaction of objective factors and criteria established by the Compensation Committee, in its sole discretion, which may include: (1) Company financial performance; and (2) MBO objectives established specifically for you.

         4. EQUITY PARTICIPATION.

                  4.1. RESTRICTED STOCK GRANT. In addition to your initial option grant to purchase 125,000 shares of Remedy Class A Common Stock ("Common Stock") that was granted to you in January 1998 and vesting at a rate of 20% per year for 5 years (the "Initial Option"), you shall receive within six (6) months of the Effective Date 150,000 shares of restricted stock of the Company pursuant to the terms set by the Compensation Committee of the Board and the terms of the Company's Amended and Restated Stock Incentive Plan.

                  4.2. OPTIONS UPON TERMINATION. If the Company terminates your employment without cause, your severance benefits (including vesting of options) will be governed by Section 8 and Section 9 of this Amended and Restated Employment Agreement. If the Company terminates your employment "for cause," as defined in Section 8, then all of your unexercised options, whether or not vested, shall expire and become unexercisable as of the date of such "for cause" termination.

                  In order to permit a so called "cashless exercise" of your option, the Company will cooperate with you to permit you to exercise the option (to the extent it is then exercisable), immediately sell the shares and apply the proceeds of sale to the exercise price but only to the extent the Company can do so without violating any applicable provision of law and only if the shares purchased are at the time registered under the Securities Act of 1933 and can be sold by you under Rule 144 of the Securities and Exchange Commission or any successor provision.

         5. INDEMNIFICATION. The Company will enter into its customary form of indemnification agreement applicable to directors and executive officers of the Company and will also indemnify you for losses relating to claims against you by your former employer in connection with your non-compete agreement with your former employer.

         6. PERQUISITES. The Company will provide you with a monthly car allowance of $1,500 and will reimburse you for your business-related fuel expenses while you are employed with the Company. In addition, the Company will pay the standard dues and fees with respect to a country club membership of your choosing while you are employed with the Company; provided, however, that such monthly dues paid by the Company shall not exceed the dues for Marbella Country Club plus 10%. You are also eligible to participate in the health insurance, disability insurance, life insurance and retirement programs made available from time to time by


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the Company to other executive officers. You shall be entitled to four (4) weeks paid vacation each calendar year effective as of the Start Date. The Company will reimburse you for all reasonable out-of-pocket business expenses incurred in performing the services contemplated by this Amended and Restated Employment Agreement in accordance with then prevailing Company policies, provided that reasonable documentation of such expenses is provided by you.

         7. DEATH AND DISABILITY. If you become disabled and are unable to perform your duties, the Company will continue to pay your salary and provide the perquisites referred to in Section 6 for the period of such disability up to a maximum of 90 days, and the Company will have the right to terminate this Amended and Restated Employment Agreement effective upon the expiration of said 90-day period. Thereafter you will be entitled to receive benefits under any then-existing disability insurance program of the Company. "Disability" means any physical or mental condition which renders you unable to perform the essential functions of your position, even with reasonable accommodation. In the event of your death, this Amended and Restated Employment Agreement shall automatically terminate.

                  8. SEVERANCE BENEFITS. In the event of termination of your employment by the Company without cause at any time, or if the Company does not offer you a new employment agreement containing material terms that are at least equivalent to this Amended and Restated Employment Agreement, as amended, on or before the expiration of the current Employment Agreement, the Company will pay you, as a lump-sum severance benefit, the amount of 1.6 times your annual base salary and maximum bonus potential then in effect (less appropriate withholding amounts) (the "Severance Amount"), and the Company will release any and all shares of Common Stock held for your benefit in any deferred compensation account with the Company without penalty.

                  Notwithstanding anything contained in this Amended and Restated Employment Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the "Code")), or distribution to or for your benefit whether paid or payable or distributed or distributable pursuant to the terms of this Amended and Restated Employment Agreement or otherwise in connection with, or arising out of, your employment with the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of the Excise Tax imposed upon said payments and distributions, including any Excise Tax on the Gross-Up Payment, the net amount you retain, after deduction of the Excise Tax and any federal, state and local income or payroll tax upon the Gross-Up Payment, equals the net amount you would have received in the absence of the Excise Tax.

                  In consideration for the agreements set forth herein and the Severance Amount, you shall, upon the termination of your employment, execute a release of the Company, the Board, and all officers, employees and agents of the Company from any and all claims, liabilities, actions, causes of action, obligations, costs, damages, losses and demands of every kind and nature whatsoever known or unknown, which arise out of, relate to or are in any manner


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whatsoever connected with any action, transaction, occurrence or event which has occurred prior to the date of the release and those which may arise out of or are in any manner whatsoever connected with or related to the termination of your employment with the Company. Such release shall be in a form reasonably acceptable to you and the Company and shall include a waiver of all rights granted under Section 1542 of the California Civil Code which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him must have materially affected his settlement with the debtor. Cal. Civ. Code Section 1542.

                  The Severance Amount will be paid and the Common Stock held in the deferred compensation account will be released within five (5) business days of the termination of your employment (after accounting for any statutory waiting periods that are applicable) with the Company either without cause or through non-renewal of your Employment Agreement."

                  For purposes of this Section 8 and Section 4, termination for cause shall mean termination for one of the following reasons: dishonesty in performing your duties; willful misconduct; breach of fiduciary duty involving self-dealing or personal profit; intentional material failure to perform duties or abide by Company policies, in each case to the extent such duties or policies have been communicated to you in writing or their existence is otherwise known to you and you have not cured such failure within a reasonable time after written notice of such failure is given to you; conviction, entry of a plea of guilty or nolo contendere in connection with any alleged violation, or any actual violation, of any law, rule, regulation (other than traffic violations or similar offenses) or any cease-and-desist or other court order that would embarrass the Company; involvement in any legal proceeding which, in the opinion of legal counsel to the Company, would be required to be disclosed pursuant to rules and regulations of the Securities and Exchange Commission, other than proceedings under federal bankruptcy laws or state insolvency laws involving entities in which you have less than a fifty percent (50%) interest; any intentional material breach of this Amended and Restated Employment Agreement; non-prescription use of any controlled substance or the use of alcohol or any other non-controlled substance which the Board reasonably determines renders you unfit to serve in your capacity as an officer of the Company; or any intentional act or omission which the Board reasonably determines has a material adverse effect on the public image, reputation or integrity of the Company. Except as provided above, termination for cause shall not include termination on account of job performance failing to meet criteria or expectations of the Board.

                  If you voluntarily resign, or your employment is terminated by the Company for cause, or your employment terminates as a result of your death or disability, you will not be entitled to any severance benefits pursuant to the first paragraph of this Section 8 except as provided in Section 7 with respect to disability pay and disability insurance and except in the case of death for any life insurance benefits. In the event that a voluntary resignation by you is caused by: (i) a substantial reduction in your duties and responsibilities below those appropriate for your position as provided in
Section 1, (ii) a change without your written consent in the reporting provisions of Section 1; (iii) an intentional material breach of this Amended and Restated Employment Agreement or material misrepresentation by the Company, or (iv) any other material change in the circumstances of your employment made by the Company for the


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purpose and with the intention and effect of causing you to resign, you will be treated as having been terminated by the Company without cause.

                  Notwithstanding the above, in lieu of the severance package described in this Section 8, you will receive a severance package equal in value to 2.9 times your annual base salary and maximum bonus potential then in effect (with such amount adjusted to be no more than and subject to the maximum parachute limitations of the Internal Revenue Code) if your employment with the Company is terminated within two (2) years following a Change in Control of the Company (defined below in Section 9.1).

         9. SPECIAL OPTION VESTING EVENTS.

                  9.1. CHANGE IN CONTROL. A "Change in Control" of the Company shall be deemed to have occurred if: (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 51% or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

                  In the event that there is a Change in Control of the Company and your employment with the Company is terminated by the Company within two (2) years of such Change in Control event for any reason, except for cause, all options to purchase shares of the Common Stock that had been granted to you as of the date of such termination shall become fully vested and exercisable for the balance of their term; provided that the Company has the right to cash out these options in a Change in Control transaction.

                  9.2. VOLUNTARY TERMINATION OF EMPLOYMENT. If you voluntarily terminate your employment with the Company, all options granted that are not vested as of such voluntary termination date will expire. In such case, you will have the right to exercise your options with respect to the number of shares that are exercisable on the date of termination (determined without any acceleration of the exercise dates) at any time within three (3) months after the date of resignation.


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                  9.3. TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If your
employment is terminated by the Company without cause, your granted options will vest automatically and will remain exercisable for the balance of their term. Options that have not been granted as of the date of termination are void and without legal effect.

         10. TERM OF EMPLOYMENT. The term of this Amended and Restated Employment Agreement shall be for five (5) years, commencing on the Effective Date, unless terminated earlier as provided in this Amended and Restated Employment Agreement.

         11. NONDISCLOSURE. You agree that, for so long as you remain in the employ of the Company and thereafter, you will not disclose to any person or entity or otherwise use or exploit any proprietary or confidential information of the Company, including without limitation trade secrets, processes, proposals, reports, methods, computer software or programming or budgets or other financial information regarding the Company, its business, properties, customers or affairs obtained by you while you are employed by the Company, except to the extent required by you to perform your duties pursuant to this Amended and Restated Employment Agreement. Information will not be deemed to be confidential for purposes of this Amended and Restated Employment Agreement if it is or becomes generally available to the public other than as a result of a disclosure by you. You will have the right to use any such confidential information to the extent necessary to assert any right or defend against any claim arising under this Amended and Restated Employment Agreement or pertaining to confidential information or its use and to the extent necessary to comply within the applicable provision of law. All files, records, documents, computer recorded information, specifications and other similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company except when (and only for the period) necessary to carry out your duties. If removed, all such materials shall be immediately returned to the Company upon any termination of your employment, and no copies thereof shall be kept by you, except that you shall be entitled to retain documents reasonably related to your rights as an optionholder, stockholder and former employee of the Company. You acknowledge and agree that the remedy for any breach of the provisions of this Section 10 may be inadequate in that the Company may, in addition to all other remedies that may be available to it at law, seek injunctive relief prohibiting any such breach.

         12. NONINTERFERENCE WITH BUSINESS. During the period of your employment and for a one (1) year period thereafter (regardless of the reason for termination of employment) you agree that you will not participate with or advise in any capacity any person or entity in any negotiation between such person or entity and the Company or any affiliate of the Company. In addition, during such period you agree that you will not, directly or indirectly, solicit or induce (or assist in or encourage the solicitation of) any employee of the Company or its affiliated entities to leave the employ of the Company for purposes of accepting employment with any other person or entity. For purposes of this Amended and Restated Employment Agreement "affiliate" means the corporation or other entity controlled by the Company, directly or indirectly, through stock ownership or any other means.




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          13. DEFERRED COMPENSATION.

                  13.1. PARTICIPATION IN COMPANY PLANS. You will be eligible to participate in any and all of the Company's deferred compensation plans that are made available to executive officers of the Company.

                  13.2. SPECIAL DEFERRED COMPENSATION. In addition to participation in any Company sponsored deferred compensation plan under Section
13.1 of this Amended and Restated Employment Agreement, you may participate in a special deferred compensation plan designed for you providing for a one-time deferral of $100,000, which amount shall be invested in the Common Stock on your original hire date and deferred during the term of this Amended and Restated Employment Agreement.

         14. ASSIGNMENT. This Amended and Restated Employment Agreement is personal to you and is not assignable by you under any circumstances. Likewise, the Company will not have the right to assign this Amended and Restated Employment Agreement to any other person or entity except the Company's wholly-owned business entities or for any corporation or entity into which the Company may be merged or consolidated or any person or entity which may acquire all or a substantial portion of the assets of the Company.

         15. ENTIRE AGREEMENT. This Amended and Restated Employment Agreement sets forth the entire understanding of you and the Company with respect to the subject matter hereof and supersedes all prior agreements, memoranda, discussions and understandings of any kind. This Amended and Restated Employment Agreement cannot be amended except in a writing signed by you and the Company, and no course of dealing contrary to its terms shall constitute an amendment. No right or obligation hereunder can be waived except in a writing signed by the party making the waiver.

         16. PARTIAL INVALIDITY. If any provision of this Amended and Restated Employment Agreement is invalid or unenforceable in any jurisdiction that provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any way affecting the remaining provisions of this Amended and Restated Employment Agreement.

         17. GOVERNING LAW. This Amended and Restated Employment Agreement shall be construed and enforced in accordance with the substantive law of the State of California without regard to provisions relating to choice of law or conflict of laws.

         18. EFFECT ON EMPLOYMENT AGREEMENT.

         This Amended and Restated Employment Agreement shall supersede and replace any inconsistent provisions of the Employment Agreement. Except, as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms. The provisions of the Employment Agreement which are not inconsistent with those of this Amendment shall be incorporated herein by this reference.



         If this letter correctly sets forth the terms of our agreement with respect to your employment, please execute this letter and the enclosed copy in the place indicated and return the


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copy to me, and thereupon (subject to Section 18) this letter shall become a binding and enforceable agreement between you and the Company.



                                          REMEDYTEMP, INC.


                                          By:   /s/Alan Purdy
                                                -------------
                                          Name: Alan Purdy
                                                Senior Vice President and Chief
                                                Financial Officer



AGREED:


/s/ Greg Palmer
---------------
Greg Palmer

Dated:  January 22, 2002



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